SENIOR (UNSUBORDINATED)
PROMISSORY NOTE

$220,000.00	December 31, 2008

FOR VALUE RECEIVED, ISOTEC SECURITY INC., a Colorado corporation (“Maker”), hereby promises to pay to ISOTEC, INC., a Colorado corporation (the “Holder”), the principal amount of Two Hundred Twenty Thousand Dollars ($220,000.00), in the manner specified in Section 1 hereinbelow.

1.           Payments.  The principal sum under this Note shall be due and payable as set forth on, and in accordance with Schedule 1.  All payments under this Note shall be made in lawful currency of the United States of America at such place as the Holder shall designate in writing and shall be payable by Maker by check mailed to the Holder on or prior to the due date at such address as the Holder may from time to time request.  If any payment on this Note shall become due on a day which is not a business day, such payment shall be made on the next succeeding business day.  Maker may prepay this Note at any time, in whole or in part, without premium or penalty.

2.           Interest.  No interest shall be payable on this Note.

3.           Right to Offset.  The original principal amount of this Note shall be subject to offset and reduction  to the extent of any claim, loss, liability, damage, cost or expense (including but not limited to attorney fees) which the Company suffers or may suffer arising out of or relating to  the Holder’s breach of any covenant, representation or warranty in that certain Asset Purchase Agreement between the parties and WorldAm, Inc., of even date herewith.

4.           Acceleration.  If any of the events specified in this Section 4 shall occur, the Holder may, so long as such condition exists, declare the entire then outstanding amount due under this Note immediately due and payable, by notice in writing to the Maker; and/or exercise any and all rights and remedies available to it under applicable law:

(a)           The failure of Maker to pay in full any payment of principal or interest required hereunder or under that certain Asset Purchase Agreement entered into by and between the parties, and World Am, Inc., of even date herewith, when due, which failure is not cured within five (5) days following receipt by Maker from the Holder of notice of such failure; provided, however, that the exercise by Maker in good faith of its right of offset pursuant to Section 3 above, whether or not ultimately determined to be justified, shall not constitute an event giving rise to a right of acceleration hereunder; or

(b)           If a payment is due pursuant to Schedule 1, and prior to making payment in full of such amount, Maker shall institute proceedings to be adjudicated as bankrupt or insolvent, or the consent by Maker to institution of bankruptcy or insolvency proceedings against Maker, or Maker shall file a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or Maker shall consent to the filing of any such petition, or the making by Maker of an assignment for the benefit of creditors.

4.           Usury.  It is the intention of Maker and Holder to conform strictly to the usury laws now or hereafter in force in the State of California, and any amount payable under this Note if deemed to be interest shall be subject to reduction to the amount not in excess of the maximum non-usurious amount allowed under the usury laws of the State of California as now or hereafter construed by the courts having jurisdiction over such matters.  In the event any payment made hereunder is in violation of the usury laws now or hereafter in force in the State of California, then earned interest will not include more than the maximum amount permitted by law, and any interest in excess of the maximum amount permitted by law shall be deemed canceled automatically upon the payment thereof by Maker and shall, at the option of Maker, either be rebated to Maker or credited on the principal amount of this Note or, if all principal has been paid, then the excess shall be rebated to Maker.

5.           Assignment.  This Note shall not be transferred, pledged, hypothecated, or assigned by the Company without the express written consent of the Holder.  In the event any third party acquires a controlling interest in the Company or acquires substantially all of the assets of the Company (“Acquisition”), this Note shall be immediately due and payable.   Prior to any Acquisition, the Company agrees to make the acquiring party aware of the terms of this Section and this Note.  Holder may assign or transfer this Note upon without the prior written consent of Maker to the parent, subsidiary or affiliate of Holder.  Holder shall provide Maker with notice of any such assignment or transfer.

6.           Miscellaneous.  This Note shall be governed by and interpreted in accordance with the laws of the State of California, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws.  In the event that Holder is required to bring any action to collect or otherwise enforce payment of this Note, Maker agrees to pay such reasonable attorneys’ fees, court costs and other expenses as Holder may incur as a result thereof.

IN WITNESS WHEREOF, this Note has been duly executed as of the date first written above.

“MAKER”

ISOTEC SECURITY, INC.

By:
David J. Barnes, Chief Executive Officer

SCHEDULE 1

PAYMENT SCHEDULE

Payment Due Date	Amount of Payment

February 1, 2009	$20,000.00 (principal)

March 1, 2009	$20,000.00 (principal)

April 1, 2009	$20,000.00 (principal)

May 1, 2009	$20,000.00 (principal)

June 1, 2009	$20,000.00 (principal)

July 1, 2009	$20,000.00 (principal)

August 1, 2009	$20,000.00 (principal)

September 1, 2009	$20,000.00 (principal)

October 1, 2009	$20,000.00 (principal)

November 1, 2009	$20,000.00 (principal)

December 1, 2009	$20,0000 (principal)